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                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]

                                January 29, 1997



Apartment Investment and Management Company
1873 South Bellaire Street, Suite 1700
Denver, Colorado 80222

                         Registration Statement of Form S-3
                         ----------------------------------

Ladies and Gentlemen:


     We have acted as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the Company's registration statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement") relating to the public offer and sale from time to time of up to 193,676 shares (the "Shares") of the Company's Class A Common Stock, par value $.01 per share, issued in the Dolphins Landing transaction. The Shares may be offered and sold by certain selling stockholders named in the Registration Statement (the "Selling Stockholders").

     In our capacity as special Maryland counsel, we have reviewed the following documents:

          (a)  the Charter and By-Laws of the Company,

          (b)  the Registration Statement,

          (c) the proceedings of the Board of Directors of the Company relating to the issuance of the Shares issued to the Selling Stockholders,

          (d) a Good Standing Certificate of the Company, dated a recent date, issued by the Maryland State Department of Assessments and Taxation,

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Apartment Investment and Management Company
January 29, 1997
Page 2


          (e) a Certificate of the Secretary of the Company dated January 29, 1997, and

          (f) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

     In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the Certificate of the Secretary and have not independently verified the matters stated therein.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and advise you that the Shares issued by the Company have been duly and validly authorized and are validly issued, fully paid, and non-assessable.

     The opinion expressed herein is solely for (i) the use of the Company in connection with the Registration Statement, and (ii) the use of Skadden, Arps, Slate, Meagher & Flom LLP in giving their legality opinion to be filed as an exhibit to the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval.
This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ PIPER & MARBURY L.L.P.